[TO BE TYPED ON NAVELLIER & ASSOCIATES, INC. LETTERHEAD]

                                                     (Date)

Navellier Variable Insurance Series Fund, Inc.
One East Liberty
Third Floor
Reno, NV 89501

Re:  Expense Reimbursement

Dear Sirs:

     The undersigned, Navellier & Associates, Inc. ("Adviser"), serves as the investment adviser to Navellier Variable Insurance Series Fund, Inc. ("Fund"). The Fund intends to offer its shares to separate accounts of life insurance companies ("Participating Insurance Companies") in connection with variable annuity and variable life insurance policies issued by the Participating Insurance Companies and to qualified pension and other retirement plans ("Qualified Plans").

     The Adviser desires that the Fund be an attractive investment medium to Participating Insurance Companies and their variable annuity and variable life insurance policy owners and to Qualified Plans and their participants. In consideration thereof and as an inducement to the Fund to offer its shares to the separate accounts of Participating Insurance Companies and to Qualified Plans, the Adviser hereby undertakes and agrees with the Fund that it will, if necessary, waive its advisory fee until the total operating expenses of the Navellier Growth Portfolio (including the advisory fee) are at or below 2.00%. This undertaking is subject to termination at any time without notice to shareholders after the expiration of twelve months from the date shares of the Navellier Growth Portfolio are first offered to the public. Reimbursement by the Portfolio of advisory fees waived by the Adviser may be made at a later date when the Portfolio has reached a sufficient asset size to permit reimbursement to be made without causing the total operating expenses of the Portfolio to exceed 2.00%.

                                            NAVELLIER & ASSOCIATES, INC.

                                            By: ________________________________

Agreed and Accepted:

NAVELLIER VARIABLE INSURANCE SERIES FUND, INC.

By: ________________________________________